Exhibit 99.1

Report of Independent Registered Public Accounting Firm on Supplemental Information

To the Stockholders and Board of Directors

Sixth Street Specialty Lending, Inc.:

We have audited and reported separately herein on the consolidated financial statements of Sixth Street Specialty Lending, Inc. and subsidiaries (the Company) as of December 31, 2022 and 2021 and for each of the years in the three-year period ended December 31, 2022.

We have also previously audited, in accordance with the standards of the PCAOB, the consolidatedbalance sheets of the Company, including the consolidated schedules of investments, as of December 31, 2020, 2019, 2018, 2017, 2016, 2015, 2014, and 2013, and the related consolidatedstatements of operations, changes in net assets, and cash flows for the years ended December 31, 2019, 2018, 2017, 2016, 2015, 2014, and 2013 (none of which is presented herein), and we expressed unqualified opinions on those consolidated financial statements. The senior securities table included in Part II, Item 5 of the Annual Report on Form 10-K of the Company for the year ended December 31, 2022, under the caption “Senior Securities” (the Senior Securities Table) has been subjected to audit procedures performed in conjunction with the audit of the Company’s respective consolidatedfinancial statements. The Senior Securities Table is the responsibility of the Company’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the respective consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with the instructions to Form N-2. In our opinion, the Senior Securities Table is fairly stated, in all material respects, in relation to the respective consolidated financial statements as a whole.

/s/ KPMG LLP

New York, New York
February 16, 2023